FOR IMMEDIATE RELEASE

Date:	May 30, 2008
Contacts:	Jim Holly, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

Sierra Bancorp Shareholders Elect All Board’s Director Nominees

Final Results of 2008 Annual Meeting Certified By Independent Inspector of Election

Porterville, CA – May 30, 2008 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced that the votes from Sierra Bancorp’s May 21, 2008 Annual Meeting of Shareholders have been tabulated and certified by IVS Associates, Inc., the independent inspector of elections, and that all of the Board of Director’s nominees have been re-elected. Directors Morris Tharp, Bob Fields, Linda Scearcy and Jim Holly will serve on the Sierra Bancorp Board until the 2010 Annual Meeting of Shareholders.

More than 86% of Sierra Bancorp’s outstanding shares of common stock were voted, and approximately 70% of all votes cast were in favor of each of the directors recommended by Sierra Bancorp’s Board. Patricia Childress unsuccessfully sought a seat on the Sierra Bancorp Board in a proxy contest.

“On behalf of the Board of Directors and management team, we thank all of our shareholders for their support and confidence,” said Sierra Bancorp’s Chairman Morris Tharp. “We look forward to building on the momentum of our first quarter and continuing to deliver long-term value to our shareholders.”

Jim Holly, Sierra Bancorp’s president and chief executive officer, commented, “We are pleased that our shareholders and the nation’s leading corporate governance firms have recognized our Board’s track record of delivering shareholder returns. We value the views and insights of our shareholders and appreciate their interest in the future of our company. We thank all of our shareholders for their continued confidence in Sierra Bancorp and its Board of Directors.”

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 31st year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1.2 billion in total assets and currently maintains 21 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch. In January 2008, Sierra Bancorp was recognized as the 2nd best performing mid-tier bank in the nation and the 6th bank overall by U.S. Banker magazine, based on return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.